Exhibit 10.1

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (“Agreement”) is made and entered into as of July 13, 2023, by and between INOGEN, INC., a Delaware corporation (“Assignor”), and SONOS, INC., a Delaware corporation (“Assignee”), with reference to the facts set forth in the Recitals below.

RECITALS

A. RAF PACIFICA GROUP – REAL ESTATE FUND IV, LLC, a California limited liability company, APG HOLLYWOOD CENTER, LLC, a California limited liability company and APG AIRPORT FREEWAY CENTER, LLC, a California limited liability company (collectively, “Lessor”) and Assignor, as Lessee, are parties to that certain Standard Industrial/Commercial Single-Tenant Lease – Net dated, for references purposes only, as of June 19, 2019, which includes various Addenda as more particularly described therein and as attached thereto (the “Original Lease”), as amended by that certain First Amendment to Lease dated, for references purposes, as of June 17, 2021 and that certain letter from Lessor to Assignor dated June 9, 2023 (collectively, the “Lease”) for the leasing of certain premises (“Premises”) located at 301 Coromar Drive, Goleta, California, as further set forth in the Lease. In connection with the Lease, Lessor and Assignor executed that certain Commencement Date Memorandum dated April 1, 2021 confirming certain terms of the Lease (the “Commencement Date Memorandum”). True and complete copies of (i) the Lease (including all Addenda thereto), and (ii) the Commencement Date Memorandum are attached hereto as Exhibit A and made a part hereof. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

B. Effective on the date that is three (3) business days following the last to occur of (x) the Date of this Agreement (as defined below), (y) Assignee’s receipt of the fully executed Consent Agreement (as defined below) and (z) Assignee’s receipt of the Assignment Payment (as defined below), but not later than October 1, 2023 (“Assignment Date”), Assignor shall assign all of its right, title and interest in and to the Lease to Assignee, and Assignee shall accept such assignment and assume all of Assignor’s rights, duties, obligations and liabilities under the Lease arising from and after the Assignment Date on the terms and conditions of this Agreement. The “Date of this Agreement” shall mean and refer to the last date on which this Agreement has been executed by each of Assignor and Assignee, and delivered to each such party.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Assignment of Lease. Conditioned upon the full execution and delivery of the Consent Agreement, and Assignor’s payment to Assignee of the Assignment Payment, Assignor hereby grants, conveys and assigns to Assignee, effective as of the Assignment Date, all of Assignor’s right, title and interest in and to the Lease (“Assignment”), subject to Assignor’s reservation of its rights under this Agreement. Assignor represents, warrants and covenants that as of the Date of this Agreement and the Assignment Date, (i) Assignor is the sole tenant and occupant of the Premises, (ii) Assignor has not assigned its interest in the Lease or sublet or licensed any portion of the Premises or granted any occupancy rights in or to the Premises to any third party, (iii) Assignor has full and lawful power and authority to assign its interest in the Lease, to execute and deliver this Agreement and to perform its obligations hereunder without the consent or approval of any party other than Lessor, and (iv) Assignor is duly organized and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in the State of California.

2.
Assumption. Conditioned upon the full execution and delivery of the Consent Agreement and Assignor’s payment to Assignee of the Assignment Payment, effective as of the Assignment Date, Assignee hereby expressly assumes, and agrees for the benefit of Assignor and Lessor to be bound by, and to perform and comply with, each and every obligation and liability of “Lessee” under the Lease, accruing or arising on or following the Assignment Date. Assignor acknowledges and agrees that notwithstanding the Assignment and Assignee’s foregoing assumption of Lessee’s obligations and liabilities under the Lease, Assignor shall remain solely and fully liable for the payment and performance of all obligations and liabilities of “Lessee” under the Lease arising or accruing prior to the Assignment Date and Assignee shall have no liability whatsoever in connection with such obligations and liabilities. Assignee represents, warrants and covenants that as of the Date of this Agreement and the Assignment Date, (i) Assignee has full and lawful power and authority to assume the Lease and all of its obligations arising from and after the Assignment Date, to execute and deliver this Agreement and to perform its obligations hereunder subject to no approval or consent rights of any party other than Lessor, and (ii) Assignee is duly organized and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in the State of California.

3.
Delivery of Premises; Prorations. Assignor shall deliver the Premises to Assignee on the Assignment Date. All Rent payable under the Lease, including without limitation, Base Rent, Operating Expenses, Real Property Taxes, insurance premiums, and all other fees, costs and expenses payable by the Lessee to Lessor under the Lease shall be paid by Assignor to Lessor as and when due through the date immediately preceding the Assignee Rent Commencement Date (collectively, the “Pre-Commencement Date Rent”). Additionally, Assignor shall be responsible for the payment of all fees, costs and expenses due to any third party contractor, vendor or service provider, including, without limitation, maintenance and repair costs, trash removal and landscaping costs, janitorial costs and utility costs that are incurred by Assignor through the date immediately preceding the Assignment Date. The parties agree to prorate and reconcile such costs and expenses promptly following the Assignment Date. Prior to the Assignment Date, Assignor shall terminate all service and maintenance contracts relating to the Premises other than those specified by Assignee, which Assignor shall cause to be transferred to Assignee as of the Assignment Date. As between Assignor and Assignee, Assignee’s obligation to pay Rent, including without limitation, Base Rent, Operating Expenses, Real Property Taxes, insurance premiums, and all other fees, costs and expenses payable by the Lessee to Lessor under the Lease shall commence on February 1, 2024 (“Assignee Rent Commencement Date”). To the extent there is any overpayment or refund or credit of any amounts payable by the Lessee under the Lease to Lessor for the calendar year or fiscal year in which the Assignment Date occurs, such amounts shall be prorated between Assignor and Assignee as of Assignee Rent Commencement Date when the parties obtain confirming statements from Lessor, and any amounts owed by one party to the other shall be paid promptly. In the event that Lessor claims that any amounts are due and owing from Assignor under the Lease relating to any period prior to the Assignee Rent Commencement Date, Assignor shall promptly pay such amount to Lessor and Assignee shall have no liability in connection therewith. Each party shall promptly deliver to the other party any Reconciliation received from Lessor. As between Assignor and Assignee, Assignee shall be solely responsible for all of Lessee’s Obligations under Section 7.1 of the Original Lease accruing on or after the Assignment Date.

4.
Condition of Premises.

a.
As-Is Condition. The Premises shall be delivered to Assignee on the Assignment Date in broom clean condition, with all personal property and trade fixtures removed other than the FF&E (as defined below), free of all tenancies or occupancies claiming through Assignor, and Assignee shall accept the Premises in its “AS-IS”, “WHERE IS” and “WITH ALL FAULTS” condition as of the Assignment Date, free of any Hazardous Substances (as defined in the Lease) released, introduced or caused by Assignor or any of the Assignor Parties in, under or about the Premises prior to the Assignment Date. Except as expressly provided herein, neither Assignor, nor any of its representatives, officers, employees or agents makes any representations concerning any aspect of the Premises, its condition, its suitability for Assignee’s use or any other matter whatsoever. Neither Assignor nor Lessor shall have any obligation to make any improvements to the Premises or to provide any improvement allowance or in any way to prepare the Premises for use and occupancy of Assignee.

b.
FF&E. As of the Assignment Date, Assignor shall convey and transfer to Assignee ownership of the furniture, fixtures and equipment identified on Schedule 1 to the Bill of Sale attached hereto as Exhibit B (the “FF&E”), free and clear of any liens, encumbrances, security interests or other interests of any third party. Concurrently with the execution and delivery of this Agreement, Assignor shall execute and deliver to Assignee the Bill of Sale transferring and conveying the FF&E to Assignee in their “as-is, where is, with all faults” condition on the Assignment Date, without representation or warranty or recourse, except as expressly provided herein. Assignor hereby represents, warrants and covenants that, as of the Date of this Agreement and the Assignment Date (i) Assignor is and will be the sole legal owner of the FF&E, (ii) the FF&E is not subject to any liens, encumbrances, leases, security interests or interests of any third party, and (iii) Assignor has the full power and authority to execute and deliver the Bill of Sale to Assignee and transfer and convey the FF&E without the consent or approval of any party. If there is a breach of any of the foregoing representations and warranties, in addition to the rights and remedies provided under this Agreement and under applicable law, Assignee shall have the right (but not the obligation) to reconvey all or any part of the FF&E to Assignor, in their then “as-is, where is, with all faults” condition, without representation, warranty or recourse and Assignor shall accept such reconveyance.

c.
Assignee Inspection. Assignee acknowledges that it has had reasonable opportunity to inspect the Premises, including without limitation, its physical and environmental condition, including, without limitation, (a) the condition of any improvements and all personal property, the condition of the soils, subsoil media, and groundwaters at or under the Premises (including, without limitation, the presence or absence of any Hazardous Substances); (b) the feasibility, desirability and suitability of the Premises for Assignee’s intended use and purposes; (c) the legal condition of the Premises including, without limitation, the terms and conditions of the Lease, the condition of the title to the Premises, and the Premises’ compliance or non-compliance with any applicable federal, state or local statutes, ordinances, codes, regulations, decrees, orders, laws or other governmental requirements and any covenants or restrictions of record (“Applicable Laws”); (d) any information including, without limitation, any contracts, agreements, service contracts, title reports, engineering reports, architectural reports, feasibility reports, marketing reports, soils reports, environmental reports, analyses or data or other similar reports, analyses, data or information of whatever type or kind, if any, which has been provided by Assignor or its agents to Assignee (together, the “Assignor Materials”); (e) the existence or non-existence, and availability or non-availability, of any governmental, quasi-governmental or private approvals, permits, licenses, or other entitlements, if any, affecting the Premises or the use thereof including, without limitation, highway access approvals adequate for Assignee’s proposed use and adequate utility service; (f) the dimensions and specifications of the Premises; (g) the zoning, building, and land use restrictions affecting the Premises, including without limitation, the terms and conditions of the Lease; and (h) all other matters which Assignee deems relevant to the Premises and its assumption of the Lease hereunder. The foregoing items (a) through (h) are herein together called, the “Condition of the Premises”.

Assignee acknowledges and agrees that neither Assignor, nor anyone acting for or on behalf of Assignor, has made any representations, warranties, or promises to Assignee, or to anyone acting for or on behalf of Assignee, concerning the Condition of the Premises or any other aspect of the Premises, except as set forth herein. Assignee further acknowledges and agrees that the Condition of the Premises has been independently verified by Assignee to its full satisfaction prior to the Date of this Agreement, and that Assignee would not have signed this Agreement had it not been satisfied with the Condition of the Premises. Assignee further acknowledges that Assignee will be assuming the Lease based solely upon and in reliance on its own inspections, evaluations, analyses and conclusions, or those of its representatives and the representations and warranties of Assignor set forth herein; and that ASSIGNEE IS ASSUMING THE LEASE AND TAKING THE PREMISES IN ITS “AS-IS”, “WHERE IS” AND “WITH ALL FAULTS” CONDITION AND STATE OF REPAIR INCLUSIVE OF ALL FAULTS AND DEFECTS, WHETHER KNOWN OR UNKNOWN, AS MAY EXIST AS OF THE ASSIGNMENT DATE, AND ASSIGNEE EXPRESSLY ASSUMES THE RISK THAT ADVERSE PHYSICAL, ENVIRONMENTAL, FINANCIAL AND LEGAL CONDITIONS MAY NOT BE REVEALED BY ASSIGNEE’S INSPECTION OF THE PREMISES. Assignee expressly assumes the risk that the Premises does not or will not comply with any Applicable Laws now or hereafter in effect.

5.
Representations and Warranties. Assignor hereby represents and warrants to Assignee that, as of the Date of this Agreement and as of the Assignment Date:

a.
True and complete copies of the Lease and the Commencement Date Memorandum are attached hereto as Exhibit A. There are no amendments, agreements, documents, memoranda or letters modifying the terms of the Lease or the Commencement Date Memorandum attached hereto as Exhibit A. The “Commencement Date” under the Lease occurred on April 1, 2021, and the Term is currently set to expire on May 31, 2031.

b.
The Lease is in full force and effect, and Assignor’s rights and interests under the Lease are free of any liens, charges and encumbrances created by Assignor.

c.
Assignor has not received from Lessor nor has Assignor delivered to Lessor a notice of default under the Lease. To Assignor’s actual knowledge, no uncured default or event which, with the giving of notice or passage of time, or both, would constitute a default by Assignor or Lessor presently exists under the Lease.

d.
There are no service contracts for maintenance of or the provision of services to the Premises (other than the Lease, matters of record and any permits related to the Premises) by which Assignor is bound in connection with its tenancy of the Premises which will survive the Date of this Agreement.

e.
Assignor has not received any notices of violation of law or required action relating to the Premises from any governmental or quasi-governmental agency (including, without limitation, with respect to Hazardous Substances) or any notices regarding any breach of or non-compliance with the Declaration of Covenants, Conditions and Restrictions and Grant and Reservation of Easements for Cabrillo Business Park, as amended, attached as Exhibit C to the Original Lease.

f.
Assignor has not intentionally omitted any information, documents and reports in the Assignor Materials delivered by Assignor to Assignee concerning the Condition of the Property that are within Assignor’s possession or control.

As used in this Section 5, the phrase, “to Assignor’s actual knowledge” means the actual knowledge of Jason Somer following reasonable inquiry, but without personal liability.

6.
Further Assurances. Each party hereto shall execute, acknowledge and deliver to the other party all documents, and shall take all actions, reasonably required by the other party from time to time to confirm or effect the matters set forth herein, or to otherwise to carry out the purposes of this Agreement.

7.
Intentionally omitted.

8.
Indemnification/Waiver of Consequential Damages.

a.
Effective as of the Assignment Date, Assignee hereby agrees to indemnify, defend, protect and hold harmless Assignor and each of its officers, directors, employees, agents, consultants, invitees, contractors and subcontractors, of, from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) (collectively “Claims”) arising from or in any way connected with: (1) any damage to property or injury to persons occurring at the Premises caused by Assignee or any of its employees, agents or contractors on and after the Assignment Date, except to the extent caused by the negligence or willful misconduct of Assignor or its employees, agents or contractors; (2) any failure by the Assignee (or any successor to Assignee, or any other party or parties who are at any time after the Assignment Date in whole or in part the “Lessee” under the Lease or an occupant of the Premises) to perform fully the obligations of the “Lessee” under the Lease to the extent required by this Agreement; (3) any failure of Assignee to fully perform its agreements and/or obligations under this Agreement, except to the extent caused by the negligence or willful misconduct of Assignor; and/or (4) any Subsequent Modification (as defined below) entered into without Assignor’s prior written consent. It is the intention of the parties that upon the Assignment Date, as between Assignor and Assignee, Assignor shall have transferred to Assignee all further obligations and liability to Lessor under the Lease arising from and after the Assignment Date (other than the obligation and liability for the Pre-Commencement Date Rent, which shall remain with Assignor), and that the within indemnity is intended to be so construed, and is to include all obligations of the Lessee under the Lease arising from and after the Assignment Date. If Lessor at any time claims that the obligations of the “Lessee” under the Lease arising from and after the Assignment Date have not been fully performed, and if Assignor pays Rent to Lessor or fulfills any other obligations of the Lessee under the Lease arising from and after the Assignment Date, Assignee shall immediately reimburse Assignor for the amount of Rent and all other amounts incurred by Assignor in fulfilling the “Lessee’s” obligations under the Lease arising from and after the Assignment Date, together with interest on those sums at the rate of ten percent (10%) per annum, or, if lower, the maximum amount allowed by the applicable law within ten (10) days after receipt of written notice from Assignor with supporting documentation. Notwithstanding the foregoing, the parties acknowledge and agree that the foregoing indemnity shall not apply to Assignor’s obligation to pay the Pre-Commencement Date Rent as and when due under the Lease. As between Assignor and Assignee, nothing in this Agreement shall give Assignor the obligation to cure any defaults or other claims under the Lease. The terms of this Section 8(a) shall survive the termination of this Agreement and the Lease.

b.
Effective as of the Assignment Date, Assignor hereby agrees to indemnify, defend, protect and hold harmless Assignee and each of its officers, directors, employees, agents, consultants, invitees, contractors and subcontractors, of, from and against all Claims arising from or in any way connected with: (1) any damage to property or injury to persons occurring at the Premises prior to the Assignment Date, except to the extent caused by the negligence or willful misconduct of Assignee or its employees, agents or contractors; (2) any failure by the Assignor to perform fully the obligations of the “Lessee” under the Lease to the extent required by this Agreement; and/or (3) any failure of Assignor to fully perform its agreements and/or obligations under this Agreement, except to the extent caused by the negligence or willful misconduct of Assignee. It is the intention of the parties that, as between Assignor and Assignee, notwithstanding the Assignment, Assignor shall continue to be solely and fully liable for all obligations and liability of the “Lessee” under the Lease arising under the Lease prior to the Assignment Date and for the payment of the Pre-Commencement Date Rent, and that the within indemnity is intended to be so construed, and is to include all obligations of the Lessee under the Lease arising prior to the Assignment Date and the obligation to pay the Pre-Commencement Date Rent. If Lessor at any time claims that the obligations of the “Lessee” under the Lease arising prior to the Assignment Date have not been fully performed or that the Pre-Commencement Date Rent has not been paid, and if Assignee pays Rent to Lessor or fulfills any other obligations of the Lessee under the Lease arising prior to the Assignment Date or pays the Pre-Commencement Date Rent to Lessor, Assignor shall immediately reimburse Assignee for the amount of Rent and all other amounts incurred by Assignee in fulfilling the “Lessee’s” obligations under the Lease arising prior to the Assignment Date and/or for the amount of the Pre-Commencement Date Rent, if paid by Assignee, together with interest on those sums at the rate of ten percent (10%) per annum, or, if lower, the maximum amount allowed by the applicable law within ten (10) days after receipt of written notice from Assignee with supporting documentation. As between Assignor and Assignee, nothing in this Agreement shall give Assignee the obligation to cure any defaults or other claims under the Lease that are Assignor’s obligation under this Agreement. The terms of this Section 8(b) shall survive the termination of this Agreement and the Lease.

c.
Notwithstanding the foregoing, under no circumstances shall either Assignor or Assignee have any liability under Section 8(a) or Section 8(b) above, as applicable, or under any other term, provision, covenant or agreement contained in this Agreement for any consequential damages, punitive damages, speculative damages, damages for lost profits or damages for loss of business or any similar form of damages, other than to the extent caused by fraud, fraudulent misrepresentation or the willful misconduct of such party.

9.
Default under Lease; Notices; Right to Cure.

a.
Each of Assignee and Assignor hereby agrees that it shall send a copy of any notices of “Lessee” default or demands for payment or performance under the Lease to the other party immediately upon receipt.

b.
If Assignor receives any notice of any default or demand for payment or performance under the Lease relating to the Lease obligations assumed by Assignee hereunder, and if Assignee has not commenced to cure the default or is not diligently pursuing the cure to completion within the time permitted under the Lease or demand notice, then Assignor shall have the right (but no obligation) upon not less than five (5) business days’ written notice to Assignee, to pay or perform such obligation on behalf of Assignee, which shall include reasonable rights to enter the Premises, upon not less than five (5) business days’ prior written notice and execution of Assignee’s customary non-disclosure agreement, to the extent reasonably necessary to cure such default. Assignee shall have the right to have a representative accompany Assignor or its employees, agents or contractors at all times while present at the Premises. Notwithstanding the foregoing, if Assignee, upon the receipt of any notice from Assignor that Assignor intends to cure any default or pay or perform any obligations set forth in a demand notice, notifies Assignor in writing within such 5-business day notice period that Assignee will undertake such cure or payment or performance within the required cure period or timeframe, then, Assignor shall have no right to cure such default, make any such payment or perform any such obligation provided that Assignee so cures, pays or performs within the required cure period or timeframe. For the purposes of this Section 9(b), email notices to the other party shall suffice.
c.
If Assignee receives any notice of any default or demand for payment or performance under the Lease relating to Assignor’s Lease obligations that are not assumed by Assignee hereunder, and if Assignor has not commenced to cure the default or is not diligently pursuing the cure to completion within the time permitted under the Lease or demand notice, then Assignee shall have the right (but no obligation) upon not less than five (5) business days’ written notice to Assignor, to pay or perform such obligation on behalf of Assignor. Notwithstanding the foregoing, if Assignor, upon the receipt of any notice from Assignee that Assignee intends to cure any default or pay or perform any obligations set forth in a demand notice, notifies Assignee in writing within such 5-business day notice period that Assignor will undertake such cure or payment or performance within the required cure period or timeframe, then, Assignee shall have no right to cure such default, make any such payment or perform any such obligation provided that Assignor so cures, pays or performs within the required cure period or timeframe. For the purposes of this Section 9(c), email notices to the other party shall suffice.
d.
Any cost or amounts expended by Assignor or Assignee in connection with any default or demand for payment or performance under the Lease or this Assignment shall be reimbursed by the other party with interest as provided in Section 8 above within ten (10) days after receipt of an invoice therefor, together with reasonable supporting documentation.
10.
Assignee’s Alterations. Assignor acknowledges that after the Assignment Date, Assignee may desire to perform alterations, additions and/or improvements (“Alterations”) in the Premises. All such Alterations shall be performed in accordance with the requirements of the Lease. To the extent that Lessor’s consent to any Alterations or other improvement to the Premises is required, at the time that Assignee requests Lessor’s consent to the Alteration, Assignee shall request in writing that Lessor notify Assignee whether all or any portion of the Alteration must be removed upon expiration or other termination of the Lease. If Lessor notifies Assignee that removal of all or any portion is required, then Assignee shall deliver written notice thereof to Assignor prior to Assignee commencing the Alteration. Assignee shall provide to Assignor all plans and specifications and as-built drawings for any Alteration to the extent Lessor also requires a copy thereof.

11.
Bankruptcy of Assignee. If (a) Assignee or any successor to Assignee in the Lease files a voluntary petition in bankruptcy or a petition or answer or other proceeding seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other relief of the same or different kind under any provision of any federal or state bankruptcy or reorganization laws; or (b) an involuntary position petition in bankruptcy or petition or answer against Assignee or any successor to Assignee in the Lease be filed or made by a person other than Assignee or any successor to Assignee in the Lease seeking a reorganization, arrangement, composition, readjustment, liquidation, or other relief against Assignee, or any successor to Assignee in the Lease under any provision of any federal or state bankruptcy or reorganization laws, or if a receiver be appointed having jurisdiction of the business, or any portion of the property or assets of Assignee or any successor to Assignee on the Premises, and in any such events, if Assignee or any successor to Assignee in the Premises shall not promptly commence and expeditiously pursue action to dismiss any such involuntary petition or answer or to vacate such receivership and, if after diligently exhausting its remedies, should such petition not be dismissed or the receivership not be vacated; or (c) Assignee or any successor to Assignee in the Lease makes an assignment for the benefit of creditors (collectively, a, b, and c immediately foregoing, a “Bankruptcy Proceeding”); and if the Premises are involved in such a Bankruptcy Proceeding, pursuant to which Assignee or any successor to Assignee in the Lease (collectively, the “Debtor”) would have a right to reject the Lease as an executory contract (or for any other reason) under any federal or state bankruptcy or reorganization laws, the Debtor shall notify Assignor of its intent to reject and the Debtor shall offer to reassign the Lease to Assignor, without prejudice to Assignor’s rights to file a proof of claim and recover damages on account of such reassignment as if and to the extent Assignor were in the place and stead of Lessor and such reassignment was actually a rejection of the Lease pursuant to any applicable federal or state bankruptcy or reorganization laws. In the event of a conflict between the provisions of this Section 11 and the provisions of applicable federal and state bankruptcy law, the provisions of federal and state bankruptcy law shall control.

12.
Insurance. As of the Assignment Date, Assignee shall name Assignor as an additional insured on all of the insurance policies required of the Lessee under the Lease, and shall obtain a waiver of subrogation in favor of Assignor from each of its insurers.

13.
Assignment Payment. Assignor shall deliver to Assignee on or before August 1, 2023 the sum of Three Hundred Ninety-Five Thousand Three Hundred Seventy and 27/100 Dollars $395,370.27 (the “Assignment Payment”).

14.
CASp. Assignor hereby advises Assignee that to Assignor’s actual knowledge, the Premises has not undergone an inspection by a certified access specialist (“CASp”). The following disclosure is hereby made pursuant to applicable California law:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” (Cal. Civ. Code Section 1938(e))

15.
Waivers. Assignee hereby waives: (1) the benefit of California Civil Code of Civil Procedure Section 1179; and (2) the benefit of California Civil Code Sections 2787 to 2856, inclusive. Assignor and Assignee hereby waive the benefit of a jury trial in any proceeding to interpret or enforce this Agreement.

16.
No Modification of Lease; Limit on Lease Rights. Assignee shall not enter into any amendment or modification of the Lease that increases the rent or other monetary obligation payable thereunder or modifies any of the terms of the Lease in any manner that increases Assignor’s non-monetary obligations or liability (or increases the risk of potential liability) thereunder or assign or transfer any or all of Assignee’s right, title and interest in or to the Premises and/or the Lease (each, a “Subsequent Modification”) without Assignor’s prior written consent, in its reasonable discretion. Paragraphs 52, 57, 65, 66 and 67 of the Lease shall be deemed deleted as of the Assignment Date.

17.
Notices. All notices or demands of any kind required or desired to be given by the parties shall be given in the manner provided in the Lease and addressed as follows:

To Assignor: (Before the Assignment Date)

Inogen, Inc.

301 Coromar Drive

Goleta, California 93117

Attn: General Counsel

Email: jsomer@inogen.net

To Assignee: Sonos, Inc.

2 Avenue de Lafayette

Boston, MA 02111

Attn: General Counsel

18.
Brokers. The parties acknowledge and agree that CBRE, Inc. has acted as real estate broker as agent for Assignee, and that CBRE San Diego and Hayes Commercial Group have acted as real estate broker as agent for Assignor in connection with this Assignment, both brokers shall be paid a commission by Assignor pursuant to a separate agreement. Assignee and Assignor represent and warrant to the other that other than CBRE, Inc. and CBRE San Diego/Hayes Commercial Group, no real estate broker, sales person or finder is entitled to a commission, fee or other compensation through their respective acts by reason of the assignment transaction contemplated under this Agreement, and each agrees to indemnify, defend, protect and hold the other harmless from and against any and all Claims arising out of their own respective breach of the foregoing representation and warranty. Assignee agrees to indemnify, defend, protect and hold Assignor harmless from and against any and all Claims arising out of any failure or claimed failure of Assignee to pay any amounts of commissions, fees or other compensation to CBRE in connection with the assignment transaction contemplated in this Agreement. Assignor agrees to indemnify, defend, protect and hold Assignee harmless from and against any and all Claims arising out of any failure or claimed failure of Assignor to pay any amounts of commissions, fees or other compensation to CBRE San Diego/Hayes Commercial Group in connection with the assignment transaction contemplated in this Agreement. This Section 18 shall survive any termination of this Agreement.

19.
Successors. This Agreement shall be binding on and inure to the benefit of the parties hereto and their successors and assigns, provided that Assignee may not voluntarily, or by operation of law, assign, sublet, license, or otherwise transfer or encumber all or any interest in this Agreement, or in the Lease, or in the Premises or any part thereof without Assignor’s prior written consent (if Lessor’s consent would be required under the Lease), which consent Assignor may withhold in its reasonable discretion. Nothing in this Agreement shall in any way alter the fact that Assignee may not assign, sublet, license, or otherwise transfer or encumber all or any interest in this Agreement or in the Lease or in the Premises or any part thereof without the prior written consent of Lessor in accordance with the terms and conditions of the Lease, and subject to the recapture rights of Lessor under the Lease.

20.
Attorneys’ Fees. In the event that any legal action shall be commenced concerning this Agreement by either party hereto, the party prevailing in such litigation shall be entitled to recover, in addition to such other relief as may be granted, its reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, as awarded by a court of competent jurisdiction.

21.
Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

22.
Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof, all prior understandings and agreements with respect thereto being merged herein.

23.
Amendment. No provision of this Agreement may be modified or waived except in writing duly signed or executed by the party sought to be charged with the modification or waiver.

24.
Severability. No provision of this Agreement that is held to be inoperative, unenforceable or invalid shall affect the remaining provisions, and to this end all provisions hereof are hereby declared to be severable.

25.
Corporate Authority. Each person executing this Agreement on behalf of Assignor or any entity constituting Assignor at any ownership tier hereby represents and warrants that such person is duly authorized and has full right, power and authority to enter into this Agreement and bind Assignor, without qualification. Each person executing this Agreement on behalf of Assignee or any entity constituting Assignee at any ownership tier hereby represents and warrants that such person is duly authorized and has full right, power and authority to enter into this Agreement and bind Assignee, without qualification.

26.
Counterparts. This Agreement may be electronically or manually executed in multiple counterparts with the same force and effect as if the parties had executed one instrument, and each such counterpart shall constitute an original hereof.

27.
Condition Precedent. This Agreement, and the assignment and assumption contained herein are expressly conditioned upon and subject to Lessor’s execution and delivery of the consent agreement provided on the page following the signatures of the parties to this Agreement (“Consent Agreement”) without modification. Assignor shall use commercially reasonable efforts to cause Lessor to execute the Consent Agreement and shall promptly comply with the requirements of Paragraph 12.2(e) and Paragraph 36 of the Original Lease in connection with Assignor’s request for Lessor’s consent to the Assignment and this Agreement. If the fully executed Consent Agreement is not received by Assignor and Assignee for any reason on or before 5:00 pm, Pacific Time by August 31, 2023, either party shall have the right to terminate this Agreement by written notice delivered to the other.

28.
USA Patriot Act and Anti-Terrorism Laws. Assignor and Assignee each represents, warrants, and certifies to and for the benefit of the other that it, and each of its respective subsidiaries, agents, owners and their respective affiliates has at all applicable times been, is now and will in the future be, in compliance with U.S. Executive Order 13224 (“Order”) and no action, proceeding, investigation, charge, claim, report or notice has been filed, commenced or threatened against any of them alleging any failure to so comply. Neither Assignor nor Assignee, nor any of their respective agents, subsidiaries or other affiliates has knowledge or notice of any fact, event, circumstance, situation or condition which could reasonably be expected to result in (i) any action, proceeding, investigation, charge, claim, report or notice being filed, commenced or threatened against any of them alleging any failure to comply with the Order, or (ii) the imposition of any civil or criminal penalty against any of them for any failure to so comply. Neither Assignor nor Assignee or their partners are included in the OFAC List set forth in the Order or 31 CFR Ch V (Part 595) Appendix A.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of this Agreement.

ASSIGNOR:

INOGEN, INC.,

a Delaware corporation

By: /s/ Nabil Shabshab

Name: Nabil Shabshab

Title: CEO

ASSIGNEE:

SONOS, INC.,

a Delaware corporation

By: /s/ Eddie Lazarus

Name: Eddie Lazarus

Title: Chief Legal Officer